Exhibit 2.10

PRODUCT DEVELOPMENT AGREEMENT

          This PRODUCT DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of August, 2007 by and between by Artisanal Cheese, LLC, a New York limited liability company (the “Company”), and Artisanal Fromagerie & Bistro, LLC, a New York limited liability company, and 35 West 64th Restaurant Associates, L.P., a New York limited partnership (each an “SM Restaurant,” and, together, the “SM Restaurants”).

RECITALS:

                    WHEREAS, this Agreement is entered into in connection with that certain Membership Interest Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) by and among the Company, the members of the Company, being Terrance Brennan and Marvin Numeroff, and AHF Acquisition Corporation, a New York corporation (capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement); and

                    WHEREAS, the Company and the SM Restaurants desire to set forth herein the terms and conditions on which the Company may distribute products developed by the SM Restaurants.

                    NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration, the parties hereto hereby agree as follows:

          7.      Development of Products. During the Term (defined below), the SM Restaurants may develop various cheeses (“Cheeses”), cheese related products (e.g. cheesecake, macaroni & cheese) (“Cheese Related Products”) and other products (“Other Products” and, together with Cheeses and Cheese Related Products, the “SM Products”). The SM Restaurants hereby agree to give the Company certain rights with respect to those SM Products developed by the SM Restaurants, as follows:

           (a)     Cheeses - The Company shall have a “first-look” right and be given a thirty (30) day exclusivity period to evaluate and negotiate, in good faith, a distribution arrangement (including minimum orders, exclusivity, prices/royalty rates and terms) for all new Cheeses developed by the SM Restaurants. If at the conclusion of such thirty (30) day period the Company decides not to distribute any of the Cheeses, or if parties cannot agree on terms thereof, the applicable SM Restaurant may negotiate with other parties for the distribution of such Cheeses. If the SM Restaurant obtains from a third party a bona fide written offer for the distribution of the Cheeses, stating the terms and conditions upon which the distribution is to be made and the consideration offered (an “Offer”), the SM Restaurant must notify the Company of its intention to have such third-party distribute the Cheeses. Within five (5) business days after its receipt of such Offer, the Company may, at its option, elect to distribute all, but not less than all (unless the SM Restaurant agrees), of such Cheeses for an amount equal to the consideration set forth in the Offer and on substantially the same terms and conditions set forth therein. If the Company does not notify the SM Restaurant of its intention to exercise this right of first refusal within five (5) business days of its receipt of the Offer, the right of first refusal regarding the Offer terminates and SM Restaurant may allow the third-party specified in the Offer to distribute the Cheeses, provided that the distribution arrangement is (i) on substantially the same terms as the Offer, and (ii) consummated within ten (10) business days of the expiration of the right of first refusal. Any distribution of Cheeses by an SM Restaurant or its affiliates through a third-party pursuant to this Section 1(a) shall not be considered a violation or breach under the Brennan Noncompetition Agreement or the Numeroff Noncompetition Agreement.

         (b)     Cheese Related Products - The Company shall have a “first-look” right and be given a thirty (30) day exclusivity period to evaluate and negotiate, in good faith, a distribution arrangement (including minimum orders, exclusivity, prices/royalty rates and terms) for all new Cheese Related Products developed by the SM Restaurants. If at the conclusion of such thirty (30) day period the Company decides not to distribute such Cheese Related Products or if parties cannot agree on terms thereof, the applicable SM Restaurant shall have the right to distribute, or have any third-party distribute, such Cheese Relate Products, without any further obligations to the Company with respect to such Cheese Related Products.

         (c)     Other Products - The SM Restaurants, at their sole discretion, may from time to time present Other Products to Company and enter in good faith into negotiations with the Company for distribution rights with respect to such products.

         (d)     Brand License - Any distribution of SM Products directly or indirectly by the SM Restaurants under the Artisanal Brand, other than distribution by the Company, shall require a written trademark license from the Company on terms and conditions to be mutually agreed upon.

          8.     Term; Termination. The term of this Agreement shall commence as of the date hereof and shall continue thereafter for a period of five (5) years (the “Term”), unless such Term is extended by mutual agreement of the parties or this Agreement is earlier terminated for Cause (defined below). This Agreement may be terminated for “cause”: (a) by either party, upon thirty (30) days prior written notice, if the other party fails to perform or commits a material breach or default of any of the terms and conditions of this Agreement and fails to cure such breach or default within ten (10) days after receiving notice of such breach; or (b) by either party, immediately, if under any applicable law the other party (i) makes an assignment for the benefit of creditors, (ii) permits the appointment of a trustee or receiver of all or a substantial part of its assets, (iii) admits in writing its inability to own its assets, (iv) admits in writing its inability to meet its obligations when due or commits any other act of bankruptcy, (v) institutes voluntary proceedings in bankruptcy or insolvency or permits voluntary institution of such proceedings against it, or (vi) is the subject of an involuntary bankruptcy proceeding (subsections b(i) through b(vi) each an “Insolvency Event”).

          9.      Relationship of the Parties. It is mutually agreed and understood by the parties hereto that the SM Restaurants are independent contractors. This Agreement does not establish any employment, agency, representative, joint venture or partnership relationship between the parties. Neither party has any right or authority to create any obligation, representation or responsibility on behalf of the other party. Both parties covenant and agree that when dealing with third parties they will act in such a manner as to avoid any ambiguity or dispute whatsoever as to the nature and extent of their authority as limited in this Agreement. Except as otherwise expressly provided herein, nothing in this Agreement shall be deemed to create (i) an exclusive relationship between the parties, and the SM Restaurants shall be free during the Term and thereafter to develop and distribute products the same as or similar to the SM Products for/with any third-party, and (ii) any joint and several or other liability among the SM Restaurants, or their subsidiaries, affiliates, representatives, agents, vendors or suppliers, for the actions of another SM Restaurant or its subsidiaries, affiliates, representatives, agents, vendors or suppliers.

          10.      Confidential Information. All confidential and proprietary information furnished by either the SM Restaurants or the Company to the other party during the term of this Agreement (“Confidential Information”) shall be kept confidential by the party receiving it, and the party receiving Confidential Information shall not make use of it except for purposes authorized by this Agreement, nor disclose any Confidential Information to any person or firm unless previously authorized in writing to do so; provided, however, that the party receiving Confidential Information may disclose it as necessary to responsible officers, employees, representatives and independent contractors for the purposes contemplated by this Agreement, provided that such officers, employees, representatives and independent contractors shall have assumed obligations of confidentiality no less stringent than those contained herein. Without limiting the foregoing definition, “Confidential Information” shall include proprietary information relating to the SM Products, including, without limitation, recipes, cooking and preparation methods, and ingredients. Except as may be required by applicable laws and regulations or a court of competent jurisdiction, neither party may make any public release or other disclosure with respect to this Agreement or the terms hereof without the prior written consent of the other party.

          11.     Ownership of Intellectual Property. To the extent that an SM Restaurant, or any of its representatives, agents or affiliates, or any other person or entity acting on its behalf, generates any patents, copyrights, trademarks, trade names, trade secrets, software or other intellectual property or materials relating to the SM Products (collectively, “Intellectual Property”), such Intellectual Property shall be the sole and exclusive property of such SM Restaurant. The applicable SM Restaurants and its successors and assigns will have the exclusive right to obtain copyright, patent and/or trademark registrations or other protection of the Intellectual Property (including without limitation, maintaining such Intellectual Property as trade secrets) in the SM Restaurant’s own name, or in the names of the SM Restaurant’s successors or assigns, as inventor, author and/or owner and to secure any renewals and extensions of such protection through-out the world. The Company hereby acknowledges that it retains no rights whatsoever with respect to the aforementioned Intellectual Property, including, but not limited to, any rights to reproduce such Intellectual Property, or to make, have made, use and/or sell products based upon the Intellectual Property (except as provided by this Agreement or agreed upon in writing by the Parties), or otherwise to prepare derivatives thereof, to file patent, copyright or trademark applications with respect thereto, to distribute copies of any Intellectual Property in any manner whatsoever, to exhibit, use or display any such Intellectual

Property publicly or otherwise, or to license or assign to any third party the right to do any of the foregoing.

          12.      Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

          13.      Miscellaneous.

            (a)     Counterparts. This Agreement may be executed in several counterparts each of which is an original. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

            (b)     Assignment; Binding Effect. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other party hereto. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs, and permitted assigns.

(c) Section Headings. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

            (d)     Notices. All notices, requests, demands and other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, postage prepaid, by a nationally recognized overnight courier service, or by facsimile transmission (with a copy simultaneously sent by registered or certified mail, postage prepaid), as follows (or to such other address as shall be set forth in a notice given in the same manner):

To the Company:

Artisanal Cheese, LLC
42 Forest Lane
Bronxville, New York 10708
Attn: Daniel W. Dowe, Esq.
Telephone No.: (914)-441-3591
Telecopy No.: (914) 337-0846
Email: ddowe@ix.netcom.com

To the SM Restaurants:

Artisanal Fromagerie & Bistro, LLC
c/o Artisanal Cheese, LLC
500 West 37th Street, Second Floor
New York, New York 10018
Attn: Terrance Brennan
Telephone No.: (212)-239-1200
Telecopy No.: (212)-239-1417
Email: tbrennan@artisanalcheese.com

35 West 64th Restaurant Associates, L.P.
c/o Artisanal Cheese, LLC
500 West 37th Street, Second Floor
New York, New York 10018
Attn: Terrance Brennan
Telephone No.: (212)-239-1200
Telecopy No.: (212)-239-1417
Email: tbrennan@artisanalcheese.com

            (e)     Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof, and this Agreement may be modified or amended at any time by the Company and the SM Restaurants. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver.

            (f)     Third Party Beneficiaries. Except as otherwise expressly set forth herein, no individual or entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

            (g)     Governing Law. This Agreement is to be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of law. The state and federal courts located in New York County, New York shall have exclusive jurisdiction over the subject matter hereof and all claims relating hereto.

          IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be duly executed as of the date first above written.

THE COMPANY:

ARTISANAL CHEESE, LLC

By:

Name: Daniel W. Dowe
Its: President

SM RESTAURANTS

ARTISANAL FROMAGERIE & BISTRO, LLC

By:

Name: Terrance Brennan
Its:

35 WEST 64TH RESTAURANT ASSOCIATES, L.P.

By:

Name: Terrance Brennan
Its: